Exhibit 99.1

NEWS RELEASE

Gray Reports Record Operating Results for the Three Month Period Ended March 31, 2015

Atlanta, Georgia – May 5, 2015. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announced results from operations for the three-month period ended March 31, 2015, including record first quarter revenues, net income and broadcast cash flow (a non-GAAP measure). During such period, Gray achieved free cash flow of $0.37 and net income of $0.10 per diluted weighted average share outstanding.

Highlights:

●

Record Revenue – Our revenue for the first quarter of 2015 was $133.3 million, which was the highest for any first quarter in our history. Moreover, total revenue increased $42.0 million, or 46%, for the first quarter of 2015 compared to the first quarter of 2014. Excluding revenue received in the first quarter of 2014 that was related to the Olympic Games, our total revenue in the first quarter of 2015 compared to the first quarter of 2014 increased $45.8 million, or 50.1%.

●	Record Broadcast Cash Flow - Our broadcast cash flow was $46.7 million, which was also the highest for any first quarter in our history.

●	Record Net Income – Our net income was $5.6 million, which was also the highest for any first quarter in our history.

●	Record Retransmission Revenue – Our retransmission revenue increased significantly to $36.3 million in the first quarter of 2015, which was also the highest for any first quarter in our history.

●

Successful Equity Offering – On March 31, 2015, we completed an underwritten public offering of 13.5 million shares of our common stock resulting in net proceeds, after discounts and expenses, of approximately $167.5 million.

●	Cash – As of March 31, 2015, our total cash was $224.6 million.

●

Total Leverage Ratio – As of March 31, 2015, we have lowered our total leverage ratio to 5.9 times on a trailing eight quarter basis (calculated under the terms of our senior credit facility); netting all cash on our balance sheet improves this ratio to 4.9 times.

●

Pending Acquisitions – We announced agreements to acquire television stations KMVT (CBS) and KSVT (FOX) in Twin Falls, Idaho (the “Twin Falls Acquisition”) and television station WAGM-TV, a CBS/FOX affiliate in Presque Isle, Maine (the “Presque Isle Acquisition”). We anticipate completing these acquisitions in the third quarter of 2015.

●

Digital – On March 5, 2015, NBCUniversal and Gray announced an agreement that expands NBCUniversal’s “TV Everywhere” offering of local NBC linear streams beyond the NBC-owned stations for the first time. This deal authorizes the live linear simulcasts of Gray’s 24 NBC affiliated television stations. On April 22, 2015, we announced that we had launched five of our CBS affiliated stations on CBS All Access, CBS’s subscription video on-demand and live-streaming service. Gray’s launch expanded CBS’s direct-to-consumer service into mid-sized markets for the first time.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Select Operating Data:

	As Reported Basis
	Three Months Ended March 31,
			% Change		% Change
			2015 to		2015 to
	2015	2014	2014	2013	2013
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$133,303	$91,297	46%	$78,169	71%
Political	$1,159	$2,792	(58)%	$641	81%

Operating expenses (1):
Broadcast	$86,847	$60,384	44%	$53,494	62%
Corporate and administrative	$6,847	$6,499	5%	$3,824	79%

Net income	$5,595	$1,277	338%	$870	543%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$46,724	$30,619	53%	$24,509	91%
Broadcast Cash Flow Less Cash Corporate Expenses	$40,627	$25,473	59%	$20,821	95%
Free Cash Flow	$21,991	$7,453	195%	$2,795	687%

Free Cash Flow Per Share:
Basic	$0.38	$0.13		$0.05
Diluted	$0.37	$0.13		$0.05

	Combined Historical Basis
	Three Months Ended March 31,
			% Change		% Change
			2015 to		2015 to
	2015	2014	2014	2013	2013
	(dollars in thousands, except per share data)
Revenue (less agency commissions):
Total	$133,303	$120,788	10%	$108,194	23%
Political	$1,159	$3,524	(67)%	$721	61%

Broadcast Operating Expenses (1)	$86,847	$77,832	12%	$73,149	19%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$46,724	$43,892	6%	$36,337	29%
Broadcast Cash Flow Less Cash Corporate Expenses	$40,627	$36,728	11%	$32,219	26%
Operating Cash Flow as defined in the Gray senior credit facility	$43,028	$37,714	14%	$32,720	32%
Free Cash Flow	$21,991	$16,530	33%	$7,185	206%

Free Cash Flow Per Share Data:
Basic	$0.38	$0.29		$0.12
Diluted	$0.37	$0.28		$0.12

(1)	Excludes depreciation, amortization and loss on disposal of assets.

(2)	See definition of non-GAAP terms and a reconciliation of the non-GAAP amounts to net income included elsewhere herein.

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2015	Page 2 of 14

Comments on Results of Operations for the First Quarter of 2015 Compared to the First Quarter of 2014:

Revenue (less agency commissions) by Category:

The table below presents our revenue (less agency commissions) or “net revenue” by category for the three month periods ended March 31, 2015 and 2014, respectively:

	Three Months Ended March 31,
	2015		2014
		Percent		Percent
	Amount	of Total	Amount	of Total
	(in thousands except for percentages)
Revenue (less agency commissions)
Local	$68,331	51.3%	$51,044	55.9%
National	17,767	13.3%	13,348	14.6%
Internet	6,534	4.9%	6,039	6.6%
Political	1,159	0.9%	2,792	3.1%
Retransmission consent	36,251	27.2%	16,117	17.7%
Other	3,261	2.4%	1,957	2.1%
Total	$133,303	100.0%	$91,297	100.0%

Revenue on As Reported Basis.

Total revenue increased $42.0 million, or 46%, to $133.3 million for the first quarter of 2015 compared to the first quarter of 2014. For the first quarters of 2015 and 2014, revenue from the stations we acquired in the various transactions in 2014 (the “2014 Acquired Stations”) accounted for approximately $32.6 million and $0.0 million, of our total revenue, respectively.

The components of our revenue for the first quarter of 2015 compared to the first quarter of 2014 were as follows:

●	Local advertising revenue increased $17.3 million, or 34%, to $68.3 million.

●	National advertising revenue increased $4.4 million, or 33%, to $17.8 million.

●	Internet advertising revenue increased $0.5 million, or 8% to $6.5 million.

●	Political advertising revenue decreased $1.6 million, or 58%, to $1.2 million.

●	Retransmission consent revenue increased $20.1 million, or 125%, to $36.3 million.

●	Other revenue increased $1.3 million, or 67%, to $3.3 million.

Our revenues increased primarily due to the revenue of the 2014 Acquired Stations and increases in retransmission consent revenue at all of our stations. Our local advertising revenue increased primarily due to increased spending in an improving economy. Local and national advertising revenue in the first quarter of 2014 benefited from approximately $3.8 million earned from the broadcast of the 2014 Winter Olympic Games on our then-14 NBC affiliated stations. There was no corresponding Olympic Games advertising revenue during the first quarter of 2015. Local and national advertising revenue included approximately $1.5 million of revenue from the broadcast of the 2015 Super Bowl on our 24 NBC channels, an increase of approximately $1.3 million compared to the $0.2 million of revenue from the broadcast of the 2014 Super Bowl on our then-five FOX channels. Political advertising revenue decreased due to 2015 being the “off year” of the two-year election cycle. Retransmission consent revenue increased due to increased retransmission consent rates.

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2015	Page 3 of 14

Within our local and national advertising revenue categories, and excluding the 2014 Acquired Stations, our five largest customer categories experienced the following changes during the first quarter of 2015 compared to the first quarter of 2014:

●	Automotive decreased 1%;

●	Medical decreased 2%;

●	Communications decreased 1%;

●	Restaurant decreased 3%; and

●	Furniture and appliances increased 13%.

Revenue on a Combined Historical Basis.

In order to provide more meaningful period over period comparisons, we are also presenting herein certain historical revenue and broadcast expense information on a "Combined Historical Basis." Combined Historical Basis reflects financial results that have been prepared by adding Gray's historical revenue and broadcast expenses with the historical revenue and broadcast expenses of each of the 2014 Acquired Stations from January 1, 2014 (the beginning of the earliest period presented), but it does not include any adjustments for other events attributable to the acquisitions except that “Combined Historical Free Cash Flow” gives effect to financings related to the 2014 Acquired Stations as if the financing occurred at the beginning of the relevant period.

On a Combined Historical Basis, total revenue increased $12.5 million, or 10%, to $133.3 million in the first quarter of 2015 as compared to the first quarter of 2014. The Combined Historical Basis components of revenue for the first quarter of 2015 compared to the first quarter of 2014, were approximately as follows:

•	Local advertising revenue increased $1.0 million, or 2%, to $68.3 million;

•	National advertising revenue increased $0.4 million, or 2%, to $17.8 million;

•	Combined local and national advertising revenue increased $1.4 million, or 2%, to $86.1 million;

•	Internet advertising revenue decreased $0.1 million, or 2%, to $6.5 million;

•	Political advertising revenue decreased $2.4 million, or 67%, to $1.2 million, reflecting the off-year of the two-year election cycle;

•	Retransmission consent revenue increased $15.3 million, or 73%, to $36.3 million; and

•	Other revenue decreased $1.6 million, or 33%, to $3.3 million.

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2015	Page 4 of 14

Within our local and national advertising revenue categories, and including the 2014 Acquired Stations, our five largest customer categories experienced the following changes during the first quarter of 2015 compared to the first quarter of 2014:

●	Automotive decreased 1%;

●	Medical decreased 1%;

●	Furniture and appliances increased 10%;

●	Communications increased 2%; and

●	Restaurant decreased 4%.

Local and national advertising revenue in the first quarter of 2014 benefited from approximately $5.1 million earned from the broadcast of the 2014 Winter Olympic Games on our then-20 NBC affiliated stations. There was no corresponding Olympic Games advertising revenue during the first quarter of 2015. Local and national advertising revenue included approximately $1.5 million of revenue from the broadcast of the 2015 Super Bowl on our 24 NBC channels, an increase of $1.2 million compared to the $0.3 million of revenue from the broadcast of the 2014 Super Bowl on our then-seven FOX channels.

Broadcast Operating Expenses on As Reported Basis.

Broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $26.5 million, or 44%, to $86.8 million for the first quarter of 2015 compared to the first quarter of 2014. For the first quarters of 2015 and 2014, the 2014 Acquired Stations accounted for approximately $19.8 million and $0.0 million of our total broadcast expenses, respectively.

•	Compensation expense increased $10.6 million due primarily to the net of the following:

◦	Salary expense increased $8.3 million resulting primarily from the addition of personnel at the 2014 Acquired Stations.

◦	Healthcare costs increased $1.0 million reflecting increased claims activity and the addition of personnel at the 2014 Acquired Stations.

◦	Non-cash stock-based compensation decreased $0.5 million, due to differences in the vesting of restricted stock grants in the 2015 period, compared to the 2014 period.

◦	Pension expense increased $0.9 million.

•

Non-compensation expense increased $15.9 million primarily due to network program fees that increased $13.0 million reflecting in part, increased fees payable to networks related to our increased retransmission consent revenue under our affiliation agreements renewed in 2014, as well as the commencement of network program fees to CBS in the first quarter of 2015.

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2015	Page 5 of 14

Broadcast Operating Expenses on a Combined Historical Basis.

On a Combined Historical Basis, broadcast expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $9.0 million, or 12%, to $86.8 million in the first quarter of 2015 as compared to the first quarter of 2014. The increase reflects, in part, the net of the following:

•	Compensation expenses increased approximately $0.9 million, primarily as a result of increased employee benefit costs.

•

Network program fees increased approximately $11.1 million consistent with the growth of the related retransmission consent revenue under our network affiliation agreements renewed in 2014, as well as the commencement of network program fees to CBS in the first quarter of 2015.

•	Music license fees decreased by approximately $0.6 million.

•	Professional fees decreased by approximately $0.7 million.

Corporate and Administrative Operating Expenses on As Reported Basis.

Corporate and administrative expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $0.3 million, or 5%, to $6.8 million in the first quarter of 2015 as compared to the first quarter of 2014. The increase reflects, in part, the following:

•	Compensation expense increases of $0.5 million primarily due to increases in incentive compensation, relocation costs and routine increases in salary expense.

•	Non-compensation expense decreases of $0.2 million primarily due to a decrease in professional fees related to acquisitions.

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2015	Page 6 of 14

Detailed table of operating results:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for per share data)

	Three Months Ended
	March 31,
	2015	2014

Revenue (less agency commissions)	$133,303	$91,297
Operating expenses before depreciation, amortization and (gain) loss on disposal of assets, net:
Broadcast	86,847	60,384
Corporate and administrative	6,847	6,499
Depreciation	8,798	6,384
Amortization of intangible assets	2,771	289
(Gain) loss on disposals of assets, net	(18)	331
Operating expenses	105,245	73,887
Operating income	28,058	17,410
Other income (expense):
Miscellaneous income, net	7	-
Interest expense	(18,530)	(15,274)
Income before income taxes	9,535	2,136
Income tax expense	3,940	859
Net income	$5,595	$1,277

Basic per share information:
Net income	$0.10	$0.02
Weighted-average shares outstanding	58,224	57,847

Diluted per share information:
Net income	$0.10	$0.02
Weighted-average shares outstanding	58,737	58,286

Political revenue (less agency commissions)	$1,159	$2,792

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2015	Page 7 of 14

Other Financial Data:

	As of
	March 31,	December 31,
	2015	2014
	(in thousands)

Cash	$224,613	$30,769
Long-term debt	$1,236,185	$1,236,401
Borrowing availability under our revolving credit facility	$50,000	$50,000

	Three Months Ended March 31,
	2015	2014
	(in thousands)

Net cash provided by operating activities	$29,243	$16,439
Net cash used in investing activities	(2,931)	(2,660)
Net cash provided by (used in) financing activities	167,532	(213)
Net increase in cash	$193,844	$13,566

Guidance for the Three Months Ending June 30, 2015

The guidance information presented herein does not include the anticipated results of the pending Twin Falls Acquisition or Presque Isle Acquisition. We currently anticipate that our results of operations for the second quarter of 2015 will be within the ranges presented in the table below:

	Three Months Ending June 30,
	Low End	% Change	High End	% Change
	Guidance for	From Actual	Guidance for	From Actual	Actual
	the Second	Second	the Second	Second	Second
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2015	2014	2015	2014	2014
	(in thousands except for percentages)
OPERATING REVENUE:
Revenue (less agency commissions)	$141,000	31%	$143,000	33%	$107,249

OPERATING EXPENSES (before depreciation, amortization and gain or loss on disposals of assets):
Broadcast	$90,000	36%	$92,000	39%	$66,002
Corporate and administrative	$6,100	(38)%	$6,500	(34)%	$9,848

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$1,500	(83)%	$1,700	(80)%	$8,616

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2015	Page 8 of 14

Comments on Second Quarter 2015 Guidance:

Second Quarter of 2015 on As Reported Basis.

Based on our current forecasts for the second quarter of 2015, we anticipate the following changes from the quarter ended June 30, 2014 as outlined below. Our total revenue estimates for the second quarter of 2015 include approximately $34.4 million of revenue estimated to be contributed collectively by the 2014 Acquired Stations. For the second quarter of 2014, the 2014 Acquired Stations contributed $4.5 million of revenue.

Revenue on an As Reported Basis.

●	We believe our second quarter of 2015 local advertising revenue, excluding political advertising revenue, will increase from the second quarter of 2014 by approximately 31% to 34%.

●	We expect our second quarter of 2015 national advertising revenue, excluding political advertising revenue, will increase from the second quarter of 2014 by approximately 27% to 29%.

●

Consistent with the “off year” of the two-year election cycle, we anticipate our second quarter of 2015 political advertising revenue will decrease from the second quarter of 2014 by approximately 80%.

●	We believe our second quarter of 2015 retransmission consent revenue will increase from the second quarter of 2014 by approximately 110% to $37.0 million.

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets, net) on As Reported Basis.

For the second quarter of 2015, we anticipate our broadcast operating expenses will increase from the second quarter of 2014, reflecting anticipated increases in payroll and related employee benefits. We anticipate that our broadcast operating expenses will also reflect increases in network fees and national sales commission expense, as well as approximately $20.3 million of operating expenses expected to be incurred collectively by the 2014 Acquired Stations in the second quarter of 2015.

For the second quarter of 2015, we anticipate our corporate and administrative operating expense will decrease from the second quarter of 2014, reflecting anticipated reductions of approximately $3.5 million in expenses incurred in the second quarter of 2014 related to the 2014 Acquired Stations.

Second Quarter of 2015 on Combined Historical Basis.

Based on our current forecasts for the second quarter of 2015, we anticipate the following changes from the Combined Historical Basis second quarter of 2014 as outlined below.

Revenue on Combined Historical Basis:

•	We believe our second quarter of 2015 total revenue will increase by approximately 5% to 7%.

•	We believe our second quarter of 2015 local advertising revenue, excluding political advertising revenue, will increase by approximately 5% to 6%.

•	We expect our second quarter of 2015 national advertising revenue, excluding political advertising revenue, will increase by approximately 3% to 5%.

•

Consistent with the “off year” of the two year election cycle, we anticipate our second quarter of 2015 political advertising revenue will decrease from the second quarter of 2014 by approximately 84%.

•	We believe our second quarter of 2015 retransmission consent revenue will increase by approximately 70%, or $15.2 million, to approximately $37.0 million.

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2015	Page 9 of 14

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on Combined Historical Basis:

Our total broadcast operating expenses for the second quarter of 2015 are anticipated to increase from the second quarter of 2014 on a Combined Historical Basis by approximately $10.0 million. This increase primarily reflects expected increases of $11.5 million in network affiliation expense to $17.3 million for the second quarter of 2015.

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2015	Page 10 of 14

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, operating cash flow as defined in Gray’s credit facility (“Operating Cash Flow”) and Free Cash Flow. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our debt agreements. These non-GAAP amounts may also be provided on an As Reported Basis as well as a Combined Historical Basis.

Broadcast Cash Flow is defined as net income plus corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

Broadcast Cash Flow Less Cash Corporate Expense is defined as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

Operating Cash Flow as defined in Senior Credit Agreement is defined as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, plus pension expense but less cash contributions to pension plans.

Free Cash Flow is defined as net income plus non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, pension expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, contributions to pension plans, interest expense (net of amortization of deferred financing costs and amortization of original issue discount on our debt), capital expenditures (net of any insurance proceeds) and the payment of income taxes (net of any refunds received).

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2015	Page 11 of 14

Reconciliation on an As Reported Basis:

Reconciliation of net income to the non-GAAP terms:

	As Reported Basis
	Three Months Ended
	March 31,
	2015	2014	2013
	(in thousands)

Net income	$5,595	$1,277	$870
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	8,798	6,384	5,800
Amortization of intangible assets	2,771	289	19
Non-cash stock-based compensation	993	2,071	136
(Gain) loss on disposals of assets, net	(18)	331	(28)
Miscellaneous income, net	(7)	-	(1)
Interest expense	18,530	15,274	12,540
Income tax expense	3,940	859	1,651
Amortization of program broadcast rights	3,607	2,913	2,837
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	6	6	7
Network compensation revenue recognized	-	(108)	(157)
Payments for program broadcast rights	(3,588)	(3,823)	(2,853)
Corporate and administrative expenses excluding depreciation, amortization of intangilble assets and non-cash stock-based compensation	6,097	5,146	3,688
Broadcast Cash Flow	46,724	30,619	24,509
Corporate and administrative expenses excluding depreciation, amortization of intangilble assets and non-cash stock-based compensation	(6,097)	(5,146)	(3,688)
Broadcast Cash Flow Less Cash Corporate Expenses	$40,627	$25,473	$20,821
Pension expense	2,401	1,573	2,154
Contributions to pension plans	-	(962)	(1,517)
Interest expense	(18,530)	(15,274)	(12,540)
Amortization of deferred financing costs	799	692	411
Amortization of net original issue premium on 7 1/2% senior notes due 2020	(216)	(216)	69
Purchase of property and equipment	(2,849)	(3,802)	(6,460)
Income taxes paid, net of refunds	(241)	(31)	(143)
Free Cash Flow	$21,991	$7,453	$2,795

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2015	Page 12 of 14

Reconciliation on a Combined Historical Basis:

Reconciliation of net income to the non-GAAP terms:

	Combined Historical Basis
	Three Months Ended
	March 31,
	2015	2014	2013
	(in thousands)

Net income	$5,595	$6,947	$1,525
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	8,798	8,112	7,896
Amortization of intangible assets	2,771	345	171
Non-cash stock-based compensation	993	2,071	136
(Gain) loss on disposals of assets, net	(18)	682	(7)
Miscellaneous income, net	(7)	313	697
Interest expense	18,530	18,808	18,754
Income tax expense	3,940	1,501	1,982
Amortization of program broadcast rights	3,607	2,913	2,837
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	6	6	7
Network compensation revenue recognized	-	(108)	(157)
Payments for program broadcast rights	(3,588)	(3,823)	(2,853)
Corporate and administrative expenses excluding depreciation, amortization of intangilble assets and non-cash stock-based compensation	6,097	7,164	4,118
Other	-	(1,039)	1,231
Broadcast Cash Flow	$46,724	$43,892	$36,337
Corporate and administrative expenses excluding depreciation, amortization of intangilble assets and non-cash stock-based compensation	(6,097)	(7,164)	(4,118)
Broadcast Cash Flow Less Cash Corporate Expenses	$40,627	$36,728	$32,219
Pension expense	2,401	1,573	2,154
Contributions to pension plans	-	(962)	(1,517)
Other	-	375	(136)
Operating Cash Flow as defined in Senior Credit Agreement	$43,028	$37,714	$32,720
Interest expense	(18,530)	(18,808)	(18,754)
Amortization of deferred financing costs	799	692	411
Amortization of net original issue premium on 7 1/2% senior notes due 2020	(216)	(216)	69
Purchase of property and equipment	(2,849)	(2,821)	(7,180)
Income taxes paid, net of refunds	(241)	(31)	(81)
Free Cash Flow	$21,991	$16,530	$7,185

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2015	Page 13 of 14

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. As of March 31, 2015, we owned and operated television stations in 44 television markets broadcasting a total of 140 programming streams, including 26 affiliates of the CBS Network (“CBS”), 24 affiliates of the NBC Network (“NBC”), 16 affiliates of the ABC Network (“ABC”) and ten affiliates of the FOX Network (“FOX”).

In addition to our primary broadcast channels we can also broadcast secondary digital channels within a market. Our secondary digital channels are generally affiliated with networks different from those affiliated with our primary broadcast channels, and are operated by us to make better use of our broadcast spectrum by providing supplemental and/or alternative programming in addition to our primary channels. Certain of our secondary digital channels are affiliated with more than one network simultaneously. In addition to affiliations with ABC, CBS and FOX, our secondary channels are affiliated with the following networks: the CW Network or the CW Plus Network, MyNetworkTV, the MeTV Network, This TV Network, Antenna TV, Telemundo, Heroes and Icons, and MOVIES! Network. We also broadcast ten local news/weather channels in certain of our existing markets. Our combined TV station group encompasses markets that comprise approximately 8.0% of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the second quarter of 2015 or other periods, internet strategies, future expenses, the completion of pending acquisitions and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of May 5, 2015. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2014 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

Gray Television, Inc. will host a conference call to discuss its first quarter operating results on May 5, 2015. The call will begin at 10:00 AM Eastern Time. The live dial-in number is 1-888-539-3612 and the confirmation code is 5109335. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112, Confirmation Code: 5109335 until June 4, 2015.

For information contact:	Web site: www.gray.tv

Hilton Howell	Kevin Latek	Jim Ryan
President and	Senior Vice President,	Senior Vice President and
Chief Executive Officer	Business Affairs	Chief Financial Officer
(404) 266-5512	(404) 266-8333	(404) 504-9828

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2015	Page 14 of 14